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Exhibit 21

                          SUBSIDIARIES OF CNBC BANCORP


Commerce National Bank, nationally chartered bank


CNBC Retirement Services, Inc., incorporated in Ohio


CNBC Statutory Trust I, statutory trust created under laws of the State of Connecticut